Exhibit 12.1

CrowdCheck Law LLP

700 12th Street NW, Suite 700

Washington, DC 20005

November 14, 2024

Board of Directors

ACME AtronOmatic, Inc.

111 W. Jefferson St., Suite 200

Orlando, FL 32801

To the Board of Directors:

We are acting as counsel to ACME AtronOmatic, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement, and its pre-qualification amendments, cover (i) the sale by the Company of up to 4,841,249 shares of the Company’s Common Stock (the “Company Shares”), and (ii) the issuance by the Company of up to 968,250 shares of Common Stock to be issued to eligible investors for no additional consideration (the “Bonus Shares”).

In connection with the opinion contained herein, we have examined the offering statement, as well as pre-qualification amendments, the Company’s Certificate of Incorporation, and Certificate of Amendment to the Certificate of Incorporation, the Company’ bylaws, the resolutions of the Company’s board of directors and stockholders, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that (i) the Company Shares and Bonus Shares are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

AS/